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                                                                      EXHIBIT 16


                          [ARTHUR ANDERSEN LETTERHEAD]


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

February 22, 2000

Dear Sir/Madam,

We have read the second, third and fourth paragraphs of Item 4 included in the Form 8-K dated February 8, 2000 of Prize Energy Corp. filed with the Securities and Exchange Commission and are in agreement with the statements concerning our firm contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

AGC

cc:  Mr. C. Randall Hill, Vista Energy Resources, Inc.
     Mr. Lon Kile, Prize Energy Corp.